URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

NEWS RELEASE

SGS GROUP LAB ANALYSIS OF SECOND BATCH OF
JANCHIVLAN CHANNELING SAMPLES INDICATES HIGHEST
URANIUM CONCENTRATIONS OBSERVED TO DATE

RESULTS FURTHER SHOW MINERALIZATION OCCURRED
PERVASIVELY IN BOTH SOUTH AND NORTH BLOCKS

December 6, 2007

Las Vegas, Nevada - Uranium 308 Corp. (OTCBB: URCO) (The "Company") is pleased to announce that the channeling sample results have been received from SGS Group's Toronto lab with respect to a second batch of 451 samples from both South and North Blocks on the Janchivlan project, located 70km southeast of the Mongolian capital, Ulaanbaatar.

Second batch analysis results are based on check samples from the initial six of 12 South Block trenches analyzed, samples from the remaining six South Block trenches, and samples from eight trenches in the North Block.

Second batch channeling sample analysis results indicates the highest concentrations of uranium observed to date on the 196.38 sq km Janchivlan property and also identifies recurring mineralization in the South Block. The combination of the two batches of SGS Group analysis results shows that 174 samples from 13 out of a total of 20 sampled trenches contain more than 0.01% U3O8, generally regarded as the industrial cut off grade for uranium deposits. This result indicates that the surface uranium mineralization occurred pervasively in both blocks, with the highest concentration of in-trench uranium of 0.3631% U3O8 observed in samples from North Block trench CK 3808.

Of the 451 channel samples analyzed from the both South and North Blocks:

•	106 samples contained greater than or equal to 0.01% U3O8
•	60 of the 106 samples contained greater than or equal to 0.02% U3O8
•	26 of the 60 samples contained greater than or equal to 0.05% U3O8.

The remaining 345 samples contained less than 0.01% U3O8. The lowest concentration was 0.000431% U3O8, which represents the background value of the Janchivlan intrusion.

Drill program 70% complete

An estimated 70% of the planned drilling program in both South and North Blocks block has been completed. Two holes in the North Block with a total depth of 666.8m depth and one hole with 186.2m depth in the South Block have been completed successfully and surveyed with down hole radiometric methods. The exploration team is processing drill data and logging drill core samples prior to sending to SGS Group labs for preparation and analysis. Drilling of remaining holes in both blocks is expected to be completed by December 15.

About Uranium 308 Corp.

Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp.’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com

For more information, please contact: Investor Relations at 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.